                                                                   Exhibit (h11)

                        FORM OF INDEMNIFICATION AGREEMENT

     This Indemnification Agreement (the "Agreement") is made as of the date set forth on the signature page by and between each of the entities listed in Schedule A hereto (a "Fund"), and the trustee of the Fund whose name is set forth on the signature page (the "Trustee").

     WHEREAS, the Trustee is a trustee of the Fund, and the Fund wishes the Trustee to continue to serve in that capacity; and

     WHEREAS, the organizational documents of the Fund and applicable laws provide for the Fund to indemnify the Trustee in certain cases; and

     WHEREAS, to induce the Trustee to continue to provide services to the Fund as a Trustee and to provide the Trustee with contractual assurance that indemnification will be available to the Trustee, the Fund desires to provide the Trustee with protection against personal liability and delineate certain procedural aspects relating to indemnification and advancement of expenses, as more fully set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, the parties hereby agree as set forth below. Certain capitalized terms used herein are defined in Section 7.

     1. INDEMNIFICATION. The Fund shall indemnify the Trustee against any and all Expenses actually and reasonably incurred by the Trustee in any Proceeding in which the Trustee may be or may have been involved as a party or otherwise or with which the Trustee may be or may have been threatened, while in office or thereafter, by reason of any alleged act or omission as a Trustee or by reason of his or her being or having been a trustee of the Fund, except with respect to any matter as to which the Trustee shall have been finally adjudicated in a relevant Proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Fund and except that the Trustee shall not be indemnified against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

     2. ADVANCEMENT OF EXPENSES. Expenses, including reasonable counsel fees incurred by the Trustee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a Proceeding upon receipt by the Fund of an undertaking by or on behalf of the Trustee to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such Expenses is not authorized under this Agreement, provided, however, that
(a) the Trustee shall provide security considered in the sole discretion of the Fund to be appropriate for such undertaking, (b) the Fund shall be insured against losses arising from any such advance payments, or (c) either a majority of the Independent Trustees acting on the matter (provided that a majority of such Independent Trustees then in office act on the matter), or Independent Counsel in a written opinion shall determine, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe the Trustee will be found entitled to indemnification under this Agreement.

     3. PRESUMPTIONS. For purposes of the determination or opinion referred to in clause (c) of Section 2 of this Agreement or clauses (x) or (y) of subsection
(h) of Section 5 of this Agreement, the Independent Trustees or Independent Counsel, as the case may be, shall be entitled to rely upon a rebuttable presumption that the Trustee has not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the Trustee's office.

     4. WITNESS EXPENSES. To the extent that the Trustee is, by reason of the Trustee's service to the Fund, a witness for any reason in any Proceeding to which such Trustee is not a party, such Trustee shall be indemnified against any and all Expenses actually and reasonably incurred by or on behalf of such Trustee in connection therewith.

     5. PROCEDURE FOR DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION AND ADVANCEMENTS. A request by the Trustee for indemnification or advancement of Expenses shall be made in writing to the Secretary of the Fund, and shall be accompanied by such relevant documentation and information as is reasonably available to the Trustee. The Secretary of the Fund shall promptly advise the Board of such request.

     (a) Methods of Determination. Upon the Trustee's request for indemnification or advancement of Expenses, a determination with respect to the Trustee's entitlement thereto shall be made in a manner consistent with the terms of this Agreement. The Trustee shall cooperate with the person or persons making such determination, including without limitation providing to such persons upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and is reasonably available to the Trustee and reasonably necessary to such determination. Any failure by the Trustee to cooperate with the person or persons making such determination shall extend as necessary and appropriate the period or periods described in paragraph (c) of Section 5 regarding determinations deemed to have been made. Any Expenses reasonably incurred by the Trustee in so cooperating shall be borne by the Fund, irrespective of the determination as to the Trustee's entitlement to indemnification or advancement of Expenses. Any counsel selected pursuant hereto to make the relevant determination shall be an Independent Counsel.

     (b) Independent Counsel. If the determination of entitlement to indemnification or advancement of Expenses is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board, and the Fund shall give written notice to the Trustee advising the Trustee of the identity of the Independent Counsel selected. The Trustee may, within five days after receipt of such written notice, deliver to the Fund a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirement of independence set forth in Section 7, and shall set forth with particularity the factual basis of such assertion. Promptly after the receipt of such objection, another Independent Counsel shall be selected by the Board, and the Fund shall give written notice to the Trustee advising the Trustee of the identity of the Independent Counsel selected. The Trustee may, within five days after receipt of such written notice, deliver to the Fund a written objection to such selection. Such objection may be asserted only on the ground that the

Independent Counsel so selected does not meet the requirement of independence set forth in Section 7, and shall set forth with particularity the factual basis of such assertion. The Board shall determine the merits of the objection and, in its discretion, either determine that the proposed Independent Counsel shall, despite the objection, act as such hereunder or select another Independent Counsel who shall act as such hereunder.

     If within 45 days (which period shall be extended by another 45 days if the Trustee objects to the first Independent Counsel selected by the Board as provided in the previous paragraph) after submission by the Trustee of a written request for indemnification or advancement of Expenses no such Independent Counsel shall have been finally selected as provided in the previous paragraph, then either the Fund or the Trustee may petition any court of competent jurisdiction for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person so appointed shall act as Independent Counsel.

     The Fund shall pay all reasonable fees and Expenses charged or incurred by Independent Counsel in connection with his or her determinations pursuant to this Agreement, and shall pay all reasonable fees and Expenses of the Trustee incurred incident to the procedures described in this paragraph (b), regardless of the manner in which such Independent Counsel was selected or appointed.

     (c) Failure to Make Timely Determination. Subject to paragraph (a) of
Section 5, if the person or persons empowered or selected to determine whether the Trustee is entitled to indemnification or advancement of Expenses (other than determinations that are made or to be made by a court) shall not have made such determination within 150 days after receipt by the Fund of the request therefor, the requisite determination of entitlement to indemnification or advancement of Expenses shall be deemed to have been made, and the Trustee shall be entitled to such indemnification or advancement, absent (i) an intentional misstatement by the Trustee of a material fact, or an intentional omission of a material fact necessary to make the Trustee's statement not materially misleading, in connection with the request for indemnification or advancement of Expenses, (ii) a prohibition of such indemnification or advancement under applicable law or the Fund's Agreement and Declaration of Trust or By-Laws, or
(iii) a requirement under the Investment Company Act of 1940, as amended, for insurance or security; provided, however, that the Fund, in its sole discretion, may extend such period for a reasonable period of time, not to exceed an additional 60 days, if the person or persons making the determination in good faith require such additional time to obtain or evaluate documentation or information relating thereto.

     (d) Payment Upon Determination of Entitlement. If a determination is made pursuant to Section 1 or 2 (or is deemed to be made pursuant to paragraph (c) of this Section 5 and, in the case of advancement of Expenses, the other conditions are satisfied) that the Trustee is entitled to indemnification or advancement of Expenses, payment of any indemnification amounts or advancements owing to the Trustee shall be made within 30 days after such determination (and, in the case of advancements of Expenses, within 30 days after submission of supporting information, including the required undertaking and evidence of any required security). If such payment is not made when due, the Trustee shall be entitled to an adjudication in an appropriate court of The Commonwealth of Massachusetts, or in any other court of competent jurisdiction, of the Trustee's entitlement to such indemnification or advancement. The Trustee shall commence any proceeding seeking such adjudication within one year following the date on which he or she first has the right to commence such proceeding pursuant to this paragraph (d). In any such proceeding, the Fund shall be bound by the determination that the Trustee is entitled to indemnification or advancement, absent (i) an intentional misstatement by the Trustee of a material fact, or an intentional omission of a material fact necessary to make his or her statement not materially misleading, in connection with the request for indemnification or advancements, (ii) a prohibition of such indemnification or advancement under applicable law, or (iii) a requirement under the Investment Company Act of 1940, as amended, for insurance or security.

     (e) Appeal of Adverse Determination. If a determination is made that the Trustee is not entitled to indemnification or advancement, the Trustee shall be entitled to an adjudication of such matter in an appropriate court of The Commonwealth of Massachusetts or in any other court of competent jurisdiction. Alternatively, the Trustee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Trustee shall commence such proceeding or arbitration within one year following the date on which the adverse determination is made. Any such judicial proceeding or arbitration shall be conducted in all respects as a de novo trial or arbitration on the merits, and the Trustee shall not be prejudiced by reason of such prior adverse determination.

     (f) Expenses of Appeal. If the Trustee seeks arbitration or a judicial adjudication to determine or enforce his or her rights under, or to recover damages for breach of, the indemnification or Expense advancement provisions of this Agreement, the Trustee shall be entitled to recover from the Fund, and shall be indemnified by the Fund against, any and all Expenses actually and reasonably incurred by the Trustee in such arbitration or judicial adjudication, but only if the Trustee prevails therein. If it shall be determined in such arbitration or judicial adjudication that the Trustee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the expenses incurred by the Trustee in connection with such arbitration or judicial adjudication shall be appropriately prorated.

     (g) Validity of Agreement. In any arbitration or judicial proceeding commenced pursuant to this Section 5, the Fund shall be precluded from asserting that the procedures and presumptions set forth in this Agreement are not valid, binding and enforceable against the Fund, and shall stipulate in any such court or before any such arbitrator that the Fund is bound by all the provisions of this Agreement.

     (h) Lack of Adjudication. Notwithstanding any provision herein to the contrary, as to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication by a court, or by any other body before which the Proceeding was brought, that the Trustee either (a) did not act in good faith in the reasonable belief that the Trustee's action was in the best interests of the Fund or (b) is liable by reason of the Trustee's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the Trustee's office, indemnification shall be provided if (x) approved as in the best interest of the Fund, after notice that it involves such indemnification, by at least a majority of the Independent Trustees acting on the matter (provided that a majority of such Independent Trustees then in office act on the matter), upon a determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the Trustee acted in good faith in the reasonable belief that the Trustee's action was in the best interests of the Fund and that such indemnification would not protect the Trustee against any liability to which the Trustee would otherwise be subject by reason of the Trustee's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the Trustee's office, or (y) there has been obtained an opinion in writing of Independent Counsel, based upon a review of readily available facts (as opposed to a full trial-type inquiry), to the effect that the Trustee appears to have acted in good faith in the reasonable belief that the Trustee's action was in the best interests of the Fund and that such indemnification would not protect the Trustee against any liability to which the Trustee would otherwise be subject by reason of the Trustee's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the Trustee's office.

     6. GENERAL PROVISIONS.

     (a) Non-Exclusive Rights. The provisions for indemnification of, and advancement of Expenses to, the Trustee set forth in this Agreement shall not be deemed exclusive of any other rights to which the Trustee may otherwise be entitled, including any other rights to be indemnified, or have Expenses advanced, by the Fund. The Fund shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Trustee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise, if such payment is not recoverable from the Trustee.

     (b) Continuation of Provisions. This Agreement shall be binding upon all successors of the Fund, including without limitation any transferee of all or substantially all assets of the Fund and any successor by merger, consolidation or operation of law, and shall inure to the benefit of the Trustee's spouse, heirs, assigns, devisees, executors, administrators and legal representatives. The provisions of this Agreement shall continue until the later of (1) ten years after the Trustee has ceased to provide any service to the Fund, and (2) the final termination of all Proceedings in respect of which the Trustee has asserted, is entitled to assert, or has been granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Trustee pursuant to Section 5 relating thereto. No amendment of the Agreement and Declaration of Trust or By-Laws of the Fund shall limit or eliminate the right of the Trustee to indemnification and advancement of Expenses set forth in this Agreement.

     (c) Selection of Counsel. The Fund shall be entitled to assume the defense of any Proceeding for which the Trustee seeks indemnification or advancement of Expenses under this Agreement. Notwithstanding the foregoing, however, counsel selected by the Trustee shall conduct the defense of the Trustee to the extent reasonably determined by such counsel to be necessary to protect the interests of the Trustee, and the Fund shall indemnify the Trustee for the Expenses of such defense to the extent otherwise permitted under this Agreement, if (1) the Trustee reasonably determines that there may be a conflict in the Proceeding between the positions of the Trustee and the positions of the Fund or of other parties to the Proceeding that are indemnified by the Fund and not represented by separate counsel, or the Trustee otherwise reasonably concludes that representation of both the Trustee and the Fund or any such other parties by the same counsel would not be appropriate, or (2) the Proceeding involves the Trustee, but neither the Fund nor any such other party who is indemnified by the Fund, and the Trustee reasonably withholds consent to being represented by counsel selected by the Fund. If the Fund shall not have elected to assume the defense of any such Proceeding for the Trustee within thirty days after receiving written notice thereof from the Trustee, the Fund shall be deemed to have waived any right it might otherwise have to assume such defense.

     (d) Subrogation. In the event of any payment by the Fund pursuant to this Agreement, the Fund shall be subrogated to the extent of such payment to all of the rights of recovery of the Trustee, who shall, upon reasonable written request by the Fund and at the Fund's expense, execute all such documents and take all such reasonable actions as are necessary to enable the Fund to enforce such rights. Nothing in this Agreement shall be deemed (1) to diminish or otherwise restrict the right of the Fund or the Trustee to proceed or collect against any insurers or (2) to give such insurers any rights against the Fund under or with respect to this Agreement, including without limitation any right to be subrogated to the Trustee's rights hereunder, unless otherwise expressly agreed to by the Fund in writing, and the obligation of such insurers to the Fund and the Trustee shall not be deemed to be reduced or impaired in any respect by virtue of the provisions of this Agreement.

     (e) Notice of Proceedings. The Trustee shall promptly notify the Fund in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding which may be subject to indemnification or advancement of Expenses pursuant to this Agreement, but no delay in providing such notice shall in any way limit or affect the Trustee's rights or the Fund's obligations under this Agreement, except to the extent the Fund can establish that it was materially harmed thereby.

     (f) Notices. All notices, requests, demands and other communications to a party pursuant to this Agreement shall be in writing, addressed to such party at the address specified on the signature page of this Agreement (or such other address as may have been furnished by such party by notice in accordance with this paragraph), and shall be deemed to have been duly given when delivered personally (with a written receipt by the addressee) or two days after being sent (1) by certified or registered mail, postage prepaid, return receipt requested, or (2) by nationally recognized overnight courier service.

     (g) Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, in whole or in part, for any reason whatsoever, (1) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any provision that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (2) to the fullest extent possible, the remaining provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     (h) Modification and Waiver. This Agreement supersedes any existing or prior agreement between the Fund and the Trustee pertaining to the subject matter of indemnification, advancement of expenses and insurance, other than the Fund's Agreement and Declaration of Trust, By-Laws and the terms of any liability insurance policies, which shall not be modified or amended by this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties or their respective successors or legal representatives; provided, however, that any supplements, modifications or amendments to the Agreement and Declaration of Trust, By-Laws or the terms of any liability insurance policies shall be deemed not to constitute supplements, modifications or amendments to this Agreement. Any waiver by either party of any breach by the other party of any provision contained in this Agreement to be performed by the other party must be in writing and signed by the waiving party or such party's successor or legal representative, and no such waiver shall be deemed a waiver of similar or other provisions at the same or any prior or subsequent time.

     (i) Headings. The headings of the Sections of this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which when taken together shall constitute one agreement.

     (k) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts without reference to principles of conflict of laws. The Fund and the Trustee submit to the jurisdiction of all state and federal courts sitting in The Commonwealth of Massachusetts.

     (l) WAIVER OF RIGHT TO JURY TRIAL. BY EXECUTING THIS AGREEMENT, THE PARTIES KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT THEY HAVE UNDER APPLICABLE LAW TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ISSUES RAISED BY THAT DISPUTE.

     7. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

     (a) "Board" means the board of trustees of the Fund.

     (b) "Expenses" shall include without limitation all judgments, penalties, fines, amounts paid or to be paid in settlement, ERISA excise taxes, liabilities, losses, interest, expenses of investigation, attorneys' fees, retainers, court costs, transcript costs, fees of experts and witnesses, expenses of preparing for and attending depositions and other proceedings, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other costs, disbursements or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or acting as a witness in a Proceeding.

     (c) "Final adjudication" or "judgment" shall mean a final adjudication by court order or judgment of the court or other body before which a matter is pending, from which no further right of appeal or review exists.

     (d) "Independent Counsel" shall mean a law firm, or a member of a law firm, that is experienced in matters of investment company law and neither at the time of designation is, nor in the five years immediately preceding such designation was, retained to represent (A) the Fund or the Trustee in any matter material to either, or (B) any other party to the Proceeding giving rise to a claim for indemnification or advancements hereunder. Notwithstanding the foregoing, however, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Fund or the Trustee in an action to determine the Trustee's rights pursuant to this Agreement, regardless of when the Trustee's act or failure to act occurred.

     (e) "Independent Trustee" shall mean a trustee of the Trust who is neither an "interested person" of the Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, nor a party to the Proceeding with respect to which indemnification or advances are sought nor a party to any other Proceeding based on the same or similar grounds which is then or has been pending.

     (f) The term "Proceeding" shall include without limitation any threatened, pending or completed claim, demand, threat, discovery request, request for testimony or information, action, suit, arbitration, alternative dispute mechanism, investigation, hearing or other proceeding, including any appeal from any of the foregoing, whether civil, criminal, administrative or investigative.

     (g) The Trustee's "service to the Fund" shall include without limitation the Trustee's status or service as a trustee or officer of the Fund and his or her service at the request of the Fund as a trustee, director or officer of another organization in which the Fund has any interest as a shareholder, creditor or otherwise.

     8. MISCELLANEOUS. A copy of the Agreement and Declaration of Trust of the Fund, as amended or restated from time to time, is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Fund by an officer or Trustee of the Fund in his or her capacity as an officer or Trustee of the Fund and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund. Furthermore, notice is given that the assets and liabilities of each series of the Fund are separate and distinct and that the obligations of or arising out of this Agreement with respect to the series of the Fund are several and not joint, and to the extent not otherwise reasonably allocated among such series by the Trustees of the Fund, shall be deemed to have been allocated in accordance with the relative net assets of such series, and the Trustee agrees not to proceed against any series for the obligations of another series.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated:
       ----------------------

                                        Each of the entities set forth on
                                        Schedule A hereto


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        Address for notices:
                                        c/o Columbia Management Group
                                        One Financial Center
                                        Boston, MA 02111

                                        TRUSTEE:

                                        ----------------------------------------
                                        Print Name:
                                                    ----------------------------

                                        Address for notices:

                                        ----------------------------------------

                                        ----------------------------------------

                                                                      Schedule A

                                 COLUMBIA FUNDS

COLONIAL CALIFORNIA INSURED MUNICIPAL   COLUMBIA FUNDS SERIES TRUST I
FUND
COLONIAL HIGH INCOME MUNICIPAL TRUST    LIBERTY VARIABLE INVESTMENT TRUST
COLONIAL INSURED MUNICIPAL FUND         STEINROE VARIABLE INVESTMENT TRUST
COLONIAL INTERMARKET INCOME TRUST I     CMG FUND TRUST
COLONIAL INTERMEDIATE HIGH INCOME       COLUMBIA FUNDS INSTITUTIONAL TRUST
FUND
COLONIAL INVESTMENT GRADE MUNICIPAL     COLUMBIA BALANCED FUND, INC.
TRUST
COLONIAL MUNICIPAL INCOME TRUST         COLUMBIA HIGH YIELD FUND, INC.
COLUMBIA FUNDS TRUST I                  COLUMBIA NATIONAL MUNICIPAL BOND FUND, INC.
COLUMBIA FUNDS TRUST II                 COLUMBIA OREGON MUNICIPAL BOND FUND, INC.
COLUMBIA FUNDS TRUST III                COLUMBIA REAL ESTATE EQUITY FUND, INC.
COLUMBIA FUNDS TRUST IV                 COLUMBIA SMALL CAP GROWTH FUND, INC.
COLUMBIA FUNDS TRUST V                  COLUMBIA MID CAP GROWTH FUND, INC.
COLUMBIA FUNDS TRUST VI                 COLUMBIA STRATEGIC INVESTOR FUND, INC.
COLUMBIA FUNDS TRUST VIII               COLUMBIA TECHNOLOGY FUND, INC.
COLUMBIA FUNDS TRUST XI